COMDIAL CORPORATION AND SUBSIDIARIES
                                                               Exhibit 11

               SCHEDULE OF COMPUTATION OF EARNINGS PER COMMON SHARE

(Dollars in thousands except share amounts)
                                      Three Months Ended     Six Months Ended
                                     June 28,   June 29,    June 28,   June 29,
                                       1998       1997        1998       1997
BASIC
Net income applicable to
  common shares:                      $1,858     $1,142      $3,697     $1,813

Weighted average number of common
  shares outstanding during
  the period                       8,802,317  8,655,664   8,756,176  8,619,813
Add - Deferred shares                  7,500          -       5,963          -
Weighted average number of
  shares used in calculation of
  basic earnings per common share  8,809,817  8,655,664   8,762,139  8,619,813


Basic earnings per common share        $0.21      $0.13       $0.42      $0.21


DILUTED

Net income applicable to
  common shares - basic               $1,858     $1,142      $3,697     $1,813

Weighted average number of shares
  used in calculation of basic
  earnings per common share        8,809,817  8,655,664   8,762,139  8,619,813
Add incremental shares representing:
  Shares issuable based on
  period-end market price or
  weighted average price:
    Stock options                    314,864    128,376     275,265     64,903
Weighted average number of shares
  used in calculation of diluted
  earnings per common share        9,124,681  8,784,040   9,037,404  8,684,716

Diluted earnings per common share      $0.20      $0.13       $0.41      $0.21